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                     December 7, 2020

       Andrew McDonald
       Chief Executive Officer
       LifeSci Acquisition Corp.
       250 W. 55th St., #3401
       New York, NY 10019

                                                        Re: LifeSci Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 8,
2020
                                                            File No. 001-39244

       Dear Mr. McDonald:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Giovanni Caruso